Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

September 12, 2019

10x Genomics, Inc.

6230 Stoneridge Mall Road

Pleasanton, California 94588

Ladies and Gentlemen:

We have acted as counsel to 10x Genomics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 28,674,117 shares of Class A common stock, par value $0.00001 per share (the “Shares”), of the Company, consisting of (i) up to 11,000,000 Shares that may be issued by the Company pursuant to the 10x Genomics, Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), (ii) up to 2,000,000 Shares that may be issued by the Company pursuant to the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) and (iii) up to 15,674,117 Shares that may be issued by the Company pursuant to the 10x Genomics, Inc. Amended and Restated 2012 Stock Plan (the “2012 Stock Plan” and, together with the Omnibus Incentive Plan and the ESPP, the “Plans”).

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued and delivered in accordance with the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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